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Exhibit 99.3

PACIFIC ENERGY GP, INC. (Note 1)

CONDENSED CONSOLIDATED BALANCE SHEET

June 30, 2003

(Unaudited)

June 30, 2003
(in thousands)
Current assets:
Cash and cash equivalents	$22,384
Crude oil sales receivable	34,051
Transportation accounts receivable	11,501
Crude oil inventory	2,396
Prepaid expenses	2,187
Other	446

Total current assets	72,965
Property and equipment, net	397,920
Investment in Frontier (notes 1 and 2)	8,383
Other assets	6,570

$485,838

Current liabilities:
Accounts payable	$1,075
Accrued crude oil purchases	31,835
Accrued power costs	1,178
Accrued interest payable	2,475
Due to related parties (note 3)	430
Derivatives liability — current portion (note 1)	5,230
Other	4,814

Total current liabilities	47,037
Long-term debt (note 4)	225,000
Derivatives liability (note 1)	7,133
Minority interest	146,719
Other liabilities	2,600

Total liabilities	428,489
Commitments and contingencies (note 5)
Stockholder's equity:
Common stock, 1,000 shares authorized, $0.01 par value, 100 shares issued	1
Additional paid-in-capital	66,808
Accumulated other comprehensive loss (note 1)	(7,382)
Accumulated deficit	(2,078)

Total owners' equity	57,349

$485,838

See accompanying notes to condensed consolidated financial statement.

PACIFIC ENERGY GP, Inc. (Note 1)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENT

June 30, 2003

(Unaudited)

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

        The accompanying condensed consolidated balance sheet as of June 30, 2002 includes the accounts of Pacific Energy GP, Inc. (the "Company" or "General Partner"), an indirect wholly owned subsidiary of The Anschutz Corporation ("Anschutz"), and Pacific Energy Partners, L.P. (the "Partnership"). At June 30, 2003, the General Partner has an effective ownership in the Partnership of 59.7%. This effective ownership is derived through its ownership of a 2.0% general partner interest and its ownership of 57.7% of the limited partner interests. The remaining ownership interest of 40.3%, owned by third parties, is reflected on the balance sheet as "minority interest". The consolidated balance sheet presents the General Partner as a single entity, separate from Anschutz, as of June 30, 2003. All significant intercompany balances and transactions have been eliminated during the consolidation process.

        On July 26, 2002, Partnership completed an initial public offering of common units representing limited partner interests in the Partnership. The Partnership, which was formed by Anschutz in February 2002, and its subsidiaries are engaged in gathering, blending, transporting, storing, marketing, and distributing crude oil.

        Anschutz, through the General Partner, conveyed to the Partnership its ownership interests in Pacific Energy Group LLC ("PEG"), whose subsidiaries consist of: (i) Pacific Pipeline System LLC ("PPS"), owner of Line 2000 and the Line 63 system, (ii) Pacific Marketing and Transportation LLC ("PMT"), owner of the PMT gathering and blending assets, (iii) Rocky Mountain Pipeline System LLC ("RMP"), owner of the Western Corridor system and the Salt Lake City Core system assets purchased from an affiliate of BP plc on March 1, 2002, (iv) Anschutz Ranch East Pipeline LLC ("AREPI"), owner of AREPI pipeline and successor to Anschutz Ranch East Pipeline, Inc., and (v) Ranch Pipeline LLC ("RPL"), the owner of a 22.22% partnership interest in Frontier Pipeline Company ("Frontier") and successor to Ranch Pipeline, Inc. Anschutz made this conveyance in exchange for: (i) the continuation of its 2% General Partner interest in the Partnership; (ii) incentive distribution rights (as defined in the Partnership's partnership agreement); (iii) 1,865,000 common units; (iv) 10,465,000 subordinated units; and (v) $105.1 million from borrowings under PEG's term loan facility on closing of the initial public offering.

        In the financial statement and notes included herein references to the "Company" refer to the consolidated entity, including the Partnership.

        The unaudited condensed consolidated balance sheet does not reflect the acquisition of the storage and pipeline distribution system assets of Edison Pipeline and Terminal Company, which was acquired by Pacific Terminals LLC, a wholly-owned subsidiary of the Partnership ("Pacific Terminals"), as the acquisition was completed subsequent to June 30, 2003 (see Note 7, Subsequent Events).

        The condensed consolidated balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting and with Securities and Exchange Commission ("SEC") regulations. Accordingly, this balance sheet has been condensed and does not include all of the information and footnotes required by accounting principles for a complete financial statement. This statement involves the use of estimates and judgments where appropriate. In the opinion of management, all adjustments, consisting of normal recurring accruals considered necessary for a fair presentation, have been included.

        This condensed consolidated balance sheet should be read in conjunction with the General Partner's audited consolidated balance sheet and notes thereto, which report appears in the Form 8-K of the Partnership dated August 1, 2003.

Description of Business and History

        PEG was formed in August 2001, and at June 30, 2003 and December 31, 2002, owned 100% of PPS, PMT, RMP, AREPI and RPL.

        PPS owns and operates two crude oil pipelines, Line 2000 and the Line 63 system. In January 1999, PPS completed construction of Line 2000, a 130-mile crude oil pipeline that extends from Kern County in the San Joaquin Valley of California to the Los Angeles Basin, where it has direct and indirect connections to various refineries and terminal facilities. Line 2000 has a permitted annual average throughput capacity of 130,000 barrels of crude oil per day. Shipments of crude oil on Line 2000 began on February 23, 1999.

        Effective May 1, 1999, ARCO Midcon, formerly ARCO Pipe Line Company ("ARCO"), exchanged its Line 63 assets for a 26.5% ownership interest in PPS and a note of $63.6 million. On June 7, 2001, ARCO made a capital contribution of $63.6 million to PPS, and PPS Holding Company ("Holdings"), a wholly owned subsidiary of Anschutz and the 100% owner of the General Partner, then purchased ARCO's ownership interest in PPS for $47.0 million in cash, and PPS repaid the $63.6 million note. This purchase of an additional ownership interest in PPS resulted in negative goodwill of $40.6 million, which was allocated proportionately to reduce property, plant and equipment of PPS.

        The Line 63 system includes a 107-mile crude oil pipeline capable of shipping approximately 105,000 barrels of crude oil per day from the San Joaquin Valley to various refineries and delivery points in the Los Angeles Basin. The Line 63 system also includes storage assets, various gathering lines in the San Joaquin Valley, distribution lines in the San Joaquin Valley that service refineries in the Bakersfield area, crude oil distribution lines in the Los Angeles Basin and a delivery facility in the Los Angeles Basin.

        PMT was formed in June 2001, in connection with the purchase of certain assets in the San Joaquin Valley for approximately $14.4 million. The assets acquired consist of 122 miles of intrastate crude oil gathering pipelines and six storage and blending facilities with approximately 254,000 barrels of storage capacity and blending capacity of up to 65,000 barrels per day as well as a base stock of crude oil. The purchase price was allocated among the fair values of the assets acquired and no goodwill resulted from this acquisition. The purchase price is subject to adjustment based on operating cash flows (as defined in the purchase agreement) during the 24 months following the acquisition. Depending on the amount of this cash flow, the purchase price could decrease by up to $1.5 million or increase by up to $7.5 million. In addition, the seller remains liable for various indemnity, product supply and construction obligations undertaken in connection with the sale. PMT and the seller are engaged in discussions relating to the settlement of all obligations undertaken by them in connection with PMT's purchase of these assets.

        RMP was formed in December 2001 in connection with the acquisition on March 1, 2002 of certain pipeline and related assets located in the Rocky Mountain region from an affiliate of BP plc for approximately $107.0 million. The pipeline and related assets acquired by RMP consist of various ownership interests in 1,925 miles of intrastate and interstate crude oil transportation pipelines, 209 miles of gathering pipelines and 29 storage tanks with approximately 1.4 million barrels of storage capacity. The purchase price was allocated among the fair values of the assets acquired and no goodwill resulted from this acquisition.

        AREPI, which was transferred to PEG on July 12, 2002 in preparation for the Partnership's initial public offering, owns and operates a 42-mile crude oil pipeline with a throughput capacity of 52,500 barrels per day. The AREPI pipeline originates 21 miles south of Evanston, Wyoming at Ranch Station, Utah where it connects with the Frontier pipeline (discussed below) and terminates at Kimball Junction, Utah, where it connects with a ChevronTexaco pipeline that serves the Salt Lake City refineries.

        RPL, which was transferred to PEG on March 1, 2002 in preparation for the Partnership's initial public offering, owns a 22.22% partnership interest in Frontier, a Wyoming general partnership, which owns Frontier pipeline. RPL owned a 12.5% partnership interest in Frontier until December 2001, at which time it acquired an additional 9.72% partnership interest from an affiliate of BP plc for $8.6 million. Frontier pipeline is a 290-mile pipeline with a throughput capacity of 62,200 barrels per day that originates in Casper, Wyoming and delivers crude oil to the AREPI pipeline and the Salt Lake City Core system.

        Pacific Energy GP, Inc., as general partner of the Partnership, manages the Partnership's operations and activities on the Partnership's behalf. The General Partner does not receive a management fee or other compensation for its management of the Partnership. However, the General Partner and its affiliates are reimbursed for all expenses incurred by them on the Partnership's behalf. These expenses include the costs of employee, officer and director compensation and benefits allocable to the General Partner and other expenses necessary or appropriate to the conduct of the business and allocable to the General Partner. The General Partner may determine expenses allocable to the Partnership in any reasonable manner as determined by the General Partner in its sole discretion, pursuant to the terms of the Partnership's partnership agreement.

        Pacific Terminals, which was transferred to PEG on July 30, 2003, owns the Pacific Terminals storage and distribution system. The assets comprising the Pacific Terminals storage and distribution system were acquired from Edison Pipeline and Terminal Company, a division of Southern California Edison Company, on July 31, 2003. The condensed consolidated balance sheet included herein does not reflect the assets comprising the Pacific Terminals storage and distribution system as these assets were acquired subsequent to June 30, 2003.

  Management Estimates

        Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires that management make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date. The actual results could differ significantly from those estimates.

        The Company's most significant estimates involve the valuation of individual assets acquired in purchase transactions, the useful lives of property and equipment, the expected costs of environmental remediation, and contingent liabilities.

  Environmental Remediation

        The Company accrues environmental remediation costs for work at identified sites where an assessment has indicated that cleanup costs are probable in the future and may be reasonably estimated. These accruals are undiscounted and are based on information currently available, existing technology, the estimated timing of remedial actions and related inflation assumptions and enacted laws and regulations.

  Trade Accounts Receivable

        Crude oil sales receivables are recognized when the crude oil is delivered to customers.

        Transportation accounts receivables are recognized upon delivery of the crude oil to the customer.

  Derivative Instruments

        The Company uses, on a limited basis, certain derivative instruments (principally futures and options) to hedge its minimal exposure to market price volatility related to its inventory of crude oil. The Company does not engage in speculative derivative activities of any kind. Derivative instruments are included in other assets in the accompanying condensed consolidated balance sheets. Changes in the fair value of the Company's derivatives related to crude oil inventory are recognized in net income.

        In August and September 2002, PEG entered into three interest rate swap agreements pursuant to which it executed five interest rate swap transactions that mature in 2009, totaling $140.0 million, and two interest rate swap transactions that mature in 2007, totaling $30.0 million. The Company designated these swaps as a hedge of its exposure to variability in future cash flows attributable to the LIBOR interest payments due on $170.0 million outstanding under PEG's term loan facility. The average swap rate on this $170.0 million of debt is approximately 4.25%, resulting in an all-in interest rate on the $170.0 million of debt of approximately 7.00% (including the current applicable margin of 2.75%).

        As of June 30, 2003, interest rates, as measured by market quotations for the future periods covered by the interest rate swap agreements, had declined as compared to August and September 2002, when PEG entered into these interest rate swap agreements. This decline resulted in an unrealized loss of $12.4 million on the aggregate interest rate hedge, which is recorded as a liability at June 30, 2003. The $12.4 million liability is shown on the condensed consolidated balance sheet in two components, a current liability of $5.2 million, and a long term liability of $7.2 million. The unrealized loss reflecting the decline in interest rates from December 31, 2002, is shown in "other comprehensive income," a component of partners' capital, and not in the condensed consolidated income statement. Should interest rates remain unchanged from the June 30, 2003 market quotations for these future periods, actual losses realized on the interest rate swap agreements in each of the future periods would be offset by the benefit of lower floating rates in those periods, such that total net interest expense on the $170.0 million of hedged debt would be fixed at the all-in interest rate of approximately 7.00%.

        By using derivative financial instruments to hedge exposures related to changes in market prices and interest rates, the Company exposes itself to market risk and credit risk. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates, currency exchange rates or market prices. The market risk associated with price volatility is managed by established parameters that limit the types and degree of market risk that may be undertaken.

        Credit risk is the failure of the derivative agreement counterparty to perform under the terms of the agreement. When the fair value of a derivative agreement is positive, the counterparty owes the Company, which creates credit risk for the Company. When the fair value of a derivative agreement is negative, the Company owes the counterparty and, therefore, it does not possess credit risk. As of June 30, 2003, the counterparties to the interest rate swap agreements did not represent a credit risk to the Company as the fair value of each derivative agreement was negative.

  Impairment of Long-Lived Assets

        Long-lived assets are reviewed for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. This review consists of a comparison of the carrying value of the asset with the asset's expected future undiscounted cash flows without interest costs. Estimates of expected future cash flows are to represent management's best estimate based on reasonable and supportable assumptions and projections. If the expected future cash flows exceed the carrying value of the asset, no impairment is recognized. If the carrying value of the asset exceeds the expected future cash flows, an impairment exists and is measured by the excess of the carrying value over the estimated fair value of the asset. Any impairment provisions are permanent and may not be restored in the future.

  Income Taxes

        No federal or state income taxes related to operations is included in the accompanying consolidated balance sheet. The Company is not a taxable entity as it is a Qualified Subchapter S Subsidiary (QSub) of Anschutz. Thus, federal and state income taxes related to the Company's operations are included in the consolidated financial statements of Anschutz.

  Restricted Units and Unit Options

        As permitted under Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," the Company has elected to measure costs for restricted units and unit options using the intrinsic value method, as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation expense related to the restricted units has been recognized by the Company. The compensation expense is recognized over the vesting periods of the units. No compensation expense related to the unit options has been recognized because the exercise price of the unit options equals the price of the underlying units on the date of grant.

  Accounting Pronouncements

        In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 150 ("SFAS No. 150"), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for the measurement and classification of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective the first interim period beginning after June 15, 2003. The adoption of this standard did not have any impact on the Company's financial position.

        In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149 ("SFAS No. 149"), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and should be applied prospectively. However, provisions related to SFAS No. 133 Implementation Issues effective for fiscal quarters beginning prior to June 15, 2003 should continue to be applied in accordance with their respective dates. The adoption of this standard is not expected to have any impact on the Company's financial position.

2.     INVESTMENT IN FRONTIER PIPELINE COMPANY

        RPL owns a 22.22% partnership interest in Frontier which is accounted for under the equity method of accounting. Under the equity method, the investment is initially recorded at cost and subsequently adjusted to recognize the investor's share of distributions and net income or loss of the investee as they occur. Recognition of any such loss is generally limited to the extent of the investor's investment in, advances to, commitments and guarantees for the investee.

        The summarized balance sheet of Frontier at June 30, 2003 is presented below:

Balance Sheets

June 30, 2003
(in thousands) (unaudited)
Current assets	$1,949
Property and equipment, net	9,083
Other assets	1

$11,033

Current liabilities	$460
Other liabilities	2,229
Partners' capital	8,344

$11,033

3.     RELATED PARTY TRANSACTIONS

        A subsidiary of Anschutz was a shipper on Line 2000 and was charged the published tariff rates applicable to "participating shippers" until March 31, 2003, when the agreement with the Anschutz subsidiary was assigned to PMT. As an original sponsor of the Line 2000 project, Anschutz and its affiliates qualify for participating shipper tariff rates on the Line 2000 pipeline.

        An affiliate of Anschutz is a shipper on AREPI pipeline and is charged published tariff rates. The amount associated with these shipments included in accounts receivable was $0.1 million at June 30, 2003. An affiliate of Anschutz is a shipper on an RMP pipeline and is charged published tariff rates. The amount associated with these shipments included in accounts receivable was $0.1 million at June 30, 2003. In addition, beginning in 2003, RMP's trucking operation began hauling water for an Anschutz oil and gas subsidiary at rates equivalent to those charged to third parties. The amount associated with these fees included in accounts receivable was $0.1 million at June 30, 2003.

        RMP serves as the contract operator for Anschutz Wahsatch Gathering System, Inc. ("AWGS"), a wholly owned subsidiary of Anschutz that owns a natural gas gathering system in Wyoming and Utah. AWGS reimburses RMP for the direct costs of operating the AWGS assets, such as the salary and benefit costs incurred by the direct assigned field operating and maintenance personnel related to AWGS operations. In addition, AWGS pays an annual management fee of $0.3 million to reimburse RMP for the portion of time spent by management and for other overhead services related to AWGS activities. For the six months ended June 30, 2003, amounts charged to AWGS represented one-half of the annual management fee. The management fee charged for the quarter ended June 30, 2003 was included in the accounts receivable of RMP at June 30, 2003.

        During 2002, Anschutz paid certain expenses on behalf of RMP. Amounts charged during 2002 for reimbursement were $0.3 million, which is included in "due to related parties" of RMP at June 30, 2003. In 2002, Anschutz also paid certain expenses on behalf of RPL. Amounts charged during 2002 for reimbursement were $0.4 million, which is included in "due to related parties" of RPL at June 30, 2003.

        The Partnership does not have any employees. The General Partner, which is a wholly owned indirect subsidiary of Anschutz, employs approximately 220 individuals who directly support the operations of the Partnership. All expenses incurred by the General Partner are charged to the

Partnership. At June 30, 2003, amounts due to the General Partner for reimbursement of payroll and related costs amounted to $0.6 million which is included in "due to related parties".

        In 2002, the Partnership began utilizing the financial accounting system owned and provided by Anschutz under a shared services arrangement. In addition, the Partnership utilizes the services of Anschutz's risk management personnel for assistance in acquiring the Partnership's insurance, and the Partnership's surety bonds are issued under Anschutz's bonding line. Out-of-pocket costs incurred by Anschutz for the benefit of the Partnership for computer consultants, insurance premiums and surety bond costs were reimbursed by the Partnership. The fixed annual fee includes all license, maintenance and employee costs associated with the Partnership's use of the financial accounting system. Amounts accrued for the six months ended June 30, 2003 represent one-half of the annual fee charged by Anschutz and were included in "other" liabilities at June 30, 2003.

        In 2002, Anschutz provided office space to several employees of the General Partner at no cost to the Partnership. Beginning in January 2003, the Partnership leased approximately 4,700 square feet of office space from an affiliate of Anschutz, for a term of five years at an initial annual cost of $0.1 million, the prevailing market rate for comparable space.

4.     LONG-TERM DEBT

        The Company's long-term debt obligations at June 30, 2003 are shown below:

June 30, 2003
(in thousands) (unaudited)
Senior secured revolving credit facility	$—
Senior secured term loan facility	225,000

Total	225,000
Less current portion	—

Long-term debt	$225,000

        A $200.0 million revolving credit facility is available to the Partnership for general purposes, including working capital, letters of credit and distributions to unitholders and to finance future acquisitions, including the acquisition of the storage and pipeline distribution assets of Edison Pipeline and Terminal Company by Pacific Terminals LLC. These assets comprise the Pacific Terminals storage and distribution system (see Note 6, Subsequent Events). The revolving credit facility has a borrowing sublimit of $45.0 million for working capital, letters of credit and partnership distributions to unitholders.

        The revolving credit facility matures on July 26, 2007, at which time all outstanding amounts will be due and payable. The Partnership will be required to amortize amounts outstanding under the term loan facility on a quarterly basis at 1% per annum, with the first quarterly payment due September 2005. A 97% balloon payment will be due at maturity in July 2009.

        PEG is the borrower under both the revolving credit facility and the term loan facility, which are guaranteed by the Partnership and certain of PEG's operating subsidiaries. The revolving credit facility and the term loan facility are both fully recourse to PEG and the guarantors, but non-recourse to the General Partner. Obligations under the revolving credit facility and the term loan facility are secured by pledges of membership interests in and the assets of certain of PEG's operating subsidiaries.

        Indebtedness under the revolving credit facility and the term loan facility bear interest at PEG's option, at either (i) the base rate, which is equal to the higher of the prime rate as announced by Fleet National Bank or the Federal Funds rate plus 0.50% (each plus an applicable margin ranging from 0%

to 0.50% for the revolving credit facility and ranging from 0.50% to 0.75% for the term loan facility) or (ii) LIBOR plus an applicable margin ranging from 1.25% to 2.50% for the revolving credit facility and ranging from 2.50% to 2.75% for the term loan facility. The applicable margins are subject to change based on the credit rating of the facilities or, if they are not rated, the credit rating of PEG. As a result of the purchase of the assets that comprise the Pacific Terminals storage and distribution system on July 31, 2003, the applicable margin increased by a margin of 0.50% and will remain at that level until April 26, 2004, or until the Partnership successfully concludes an equity offering that reduces certain ratios to specified levels, whichever is earlier. PEG incurs a commitment fee which ranges from 0.25% to 0.50% per annum on the unused portion of the revolving credit facility. Under the credit agreement, PEG is prohibited from declaring dividends or distributions if any event of default, as defined in the credit agreement, occurs or would result from such declaration. In addition, the credit agreement contains certain financial covenants and covenants limiting the ability of PEG and certain of its subsidiaries to, among other things, incur or guarantee indebtedness, change ownership or structure, including consolidations, liquidations and dissolutions and enter into a new line of business. At June 30, 2003, PEG and its subsidiaries that are guarantors under the credit agreement were in compliance with all such covenants.

        At June 30, 2003, the Partnership had letters of credit outstanding totaling $10.3 million for PMT activities, which were issued under PEG's $200.0 million revolving credit facility. On July 31, 2003, $149.0 million was drawn on the revolving credit facility to fund, in part, the acquisition of the assets comprising the Pacific Terminals storage and distribution system (see Note 6, Subsequent Events).

5.     COMMITMENTS AND CONTINGENCIES

        On March 15, 2002, Sinclair Oil Corporation ("Sinclair") filed a complaint with the Wyoming Public Service Commission ("WPSC") alleging that RMP's common stream rules and specifications and RMP's refusal to prohibit certain types of crude oil diluents from the common stream, all in respect of the Big Horn segment of the Western Corridor system, are adverse to Sinclair and the public interest. On April 21, 2003, the WPSC deliberated Sinclair's complaint and verbally announced that RMP will be required to adopt tariff language that prohibits certain types of crude oil diluents from the common stream or, in the alternative, that shippers who receive crude oil from the common stream that includes diluents be compensated for any disadvantage they suffer from the effects of the diluents. Until a written order is issued by the WPSC, which is expected in August 2003, the Partnership cannot predict with any degree of certainty the effect of the WPSC's April 21, 2003 decision on the Partnership's operations. However, this ruling is not expected to have a material adverse effect on the Partnership's financial position, results of operations or liquidity.

        On April 15, 2002, Sinclair filed a complaint with the FERC challenging RMP's $1.32 per barrel rate for shipments from the Canadian border to Casper, Wyoming. RMP answered the complaint with a general denial of Sinclair's allegations. In June 2003 the dispute with Sinclair was fully settled by the execution of an agreement between Sinclair and RMP pursuant to which RMP has adopted a new Canadian border to Casper tariff that provides a range of volume incentive rates that decrease as pipeline volumes increase, with the highest rate in the range remaining at the previous rate of $1.32 per barrel, and the lowest rate being $1.10 per barrel. RMP expects the new incentive rate structure, which was implemented effective July 1, 2003, to result in increased volume and revenue, thereby benefiting the Partnership.

        On July 22, 2002, RMP filed an application with the FERC seeking authority to charge market-based rates on its Western Corridor system. Protests to the application for market-based rates were filed by Sinclair, Tesoro Refining and Marketing Company, ConocoPhillips and Chevron Products Company. As part of the settlement with Sinclair described in the previous paragraph, RMP agreed to withdraw its market-based rate application and not re-file it for a period of two years, subject to certain exceptions. While being granted the right to set tariff rates on the basis of market considerations, rather than cost of service, would give RMP greater convenience and a desirable degree of pricing flexibility and responsiveness, RMP's withdrawal of its application for such authority, and its inability to re-file a similar application for two years, are not expected to have a material adverse effect on the Partnership's financial position, results of operations or liquidity.

        The Partnership is subject to numerous federal, state and local laws which regulate the discharge of materials into the environment or that otherwise relate to the protection of the environment. The Partnership currently has an environmental remediation liability resulting from the acquisition of ARCO's interest in PPS in 2001. The accrued liability was $2.6 million at June 30, 2003 and was classified in the condensed consolidated balance sheets within "other liabilities." This does not include any of the liabilities associated with the assets comprising the Pacific Terminals storage and distribution system, as they were purchased after June 30, 2003. The actual future costs for environmental remediation activities will depend on, among other things, the identification of any additional sites, the determination of the extent of the contamination at each site, the timing and nature of required remedial actions, the technology available and required to meet the various existing legal requirements, the nature and extent of future environmental laws, inflation rates and the determination of the Partnership's liability at multi-party sites, if any, in light of uncertainties with respect to joint and several liability, and the number, participation levels and financial viability of other parties.

        The Partnership is involved in various other litigation and claims arising out of operations in the normal course of business; however, the Partnership is not currently a party to any legal or regulatory proceedings the resolution of which the Partnership expects to have a material adverse effect on its business, financial position, results of operations or liquidity.

6.     SUBSEQUENT EVENT

        (a)   On July 31, 2003, Pacific Terminals LLC completed the acquisition of the storage and pipeline distribution system assets of Edison Pipeline and Terminal Company, a division of Southern California Edison Company for a purchase price of $158.2 million. Post-closing adjustments, expected to be paid in the third quarter of 2003, are approximately $9 million related to the value of displacement oil, warehouse inventory, certain pre-closing capital expenditures and other costs ($1.1 million of which was paid on July 31, 2003). In addition to the above, $3 million of transaction costs and assumed liabilities are also estimated. These assets, which comprise the Pacific Terminals storage and distribution system, are comprised of 9.0 million barrels of storage capacity, of which approximately 6.7 million barrels are in active commercial service. The Pacific Terminals storage and distribution system will be used by the Partnership for storage and distribution of crude oil and other dark products to serve major refineries, pipelines, and marine terminals in the Los Angeles Basin. On July 31, 2003, a payment of $159.3 million was made with proceeds of $149.0 million from borrowings under the Partnership's $200 million revolving credit facility and cash on hand of $10.3 million.

        The acquisition will be accounted for by the purchase method of accounting pursuant to Statement of Financial Accounting Standards No. 141, "Business Combinations." Based upon independent appraisals of the fair values of the acquired assets, the Partnership is completing its review and determination of the fair values of the assets acquired and liabilities assumed. Accordingly, the allocation of the purchase price is subject to revision. However, based upon preliminary estimates, approximately 40% of the purchase price will be allocated to land, with the balance being allocated to depreciable tanks, pipelines and equipment.

        (b)   On July 18, 2003, the Partnership declared a cash distribution of $0.4625 per limited partner unit, payable on August 14, 2003 to unitholders of record as of July 31, 2003.

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  Exhibit 99.3
PACIFIC ENERGY GP, INC. (Note 1) CONDENSED CONSOLIDATED BALANCE SHEET June 30, 2003 (Unaudited)
PACIFIC ENERGY GP, Inc. (Note 1) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENT June 30, 2003 (Unaudited)